EXHIBITS 5.1 and 8.1


December 17, 1997

Chelsea GCA Realty, Inc.
103 Eisenhower Parkway
Roseland, New Jersey 07068

Ladies and Gentlemen:

Chelsea GCA Realty, Inc. (the "Corporation") has requested our opinion in connection with the filing of a shelf registration statement on Form S-3 by the Corporation (the "Registration Statement") registering 1,000,000 shares of Cumulative Redeemable Preferred Stock (the "Preferred Stock") of the Corporation to be sold to the public from time to time.

In furnishing this opinion, we have examined copies of the Registration Statement, the Articles of Incorporation and By-Laws of the Corporation, as amended to date, and the minutes of the meeting of the Board of Directors of the Corporation authorizing the issuance of the Preferred Stock. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others.

Based upon and subject to the foregoing, it is our opinion that:

1 The Preferred Stock has been legally issued and is fully paid and nonassessable.

1 The information in the Prospectus under the heading "Certain Federal Income Considerations", to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is accurate in all material respects.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to be named in the Registration Statement to be filed by the Corporation with the Securities and Exchange Commission under the Securities Act as attorneys who have passed upon the legality and tax aspects of the Preferred Stock to be registered by the Registration Statement. We further consent to your filing a copy of this opinion as Exhibits 5.1 and 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


STROOCK & STROOCK & LAVAN LLP